  As filed with the Securities and Exchange Commission on May 30, 2003
                                                     Registration No. 333-104274

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                 AMENDMENT NO.1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            -------------------------

                        HALLMARK FINANCIAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                       Nevada                                87-0447375
           (State or other jurisdiction of                (I.R.S. Employer
           incorporation or organization)                 Identification Number)

                              14651 Dallas Parkway
                                    Suite 900
                               Dallas, Texas 75254
                                 (972) 404-1637
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                          ----------------------------

                                 Mark E. Schwarz
                                Chairman and CEO
                        Hallmark Financial Services, Inc.
                              14651 Dallas Parkway
                                    Suite 900
                               Dallas, Texas 75254
                                 (972) 404-1637
            (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

                                   Copies to:
                              Steven Wolosky, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                         ------------------------------

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this registration statement.
                            -------------------------

            If the only  securities  being  registered  on this  Form are  being offered pursuant to dividend or interest  reinvestment  plans,  please check the
following box. |_|

            If any of the  securities  being  registered  on this Form are to be offered  on a  delayed  or  continuous  basis  pursuant  to Rule 415  under  the
Securities Act of 1933,  other than  securities  offered only in connection with
dividend or interest reinvestment plans, please check the following box. |X|

            If this  Form is  filed to  register  additional  securities  for an offering  pursuant to Rule 462(b)  under the  Securities  Act,  please check the following box and list the Securities Act  registration  statement number of the
earlier effective registration statement for the same offering. |_|

            If this Form is a  post-effective  amendment  filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration
statement for the same offering. |_|

            If delivery  of the  prospectus  is expected to be made  pursuant to
Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

=================================================================================
                                            Proposed Maximum
                                           Aggregate Offering       Amount Of
Title of Shares to be Registered(1)             Price(2)         Registration Fee
---------------------------------------------------------------------------------

Common Stock, par value $.03 per share,
issuable upon exercise of nontransferable
rights....................................  $10,000,000(2)            $809.00(3)
=================================================================================

(1)   Estimated  solely for the purpose of calculating the  registration  fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)   Represents   the  gross   proceeds  from  the  assumed   exercise  of  all
      nontransferable rights issued.
(3)   Previously paid with the initial filing on April 2, 2003.

            THE  REGISTRANT  HEREBY AMENDS THIS  REGISTRATION  STATEMENT ON SUCH
DATE OR  DATES AS MAY BE  NECESSARY  TO  DELAY  ITS  EFFECTIVE  DATE  UNTIL  THE
REGISTRANT SHALL FILE A FURTHER  AMENDMENT WHICH  SPECIFICALLY  STATES THAT THIS
REGISTRATION  STATEMENT  SHALL  THEREAFTER  BECOME  EFFECTIVE IN ACCORDANCE WITH
SECTION  8(A)  OF  THE  SECURITIES  ACT  OF  1933,  AS  AMENDED,  OR  UNTIL  THE
REGISTRATION  STATEMENT  SHALL BECOME  EFFECTIVE ON SUCH DATE AS THE COMMISSION,
ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                       2

            The  information  in  this  prospectus  is not  complete  and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these  securities  and is not  soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED MAY 30, 2003

PROSPECTUS
                        Hallmark Financial Services, Inc.
                        [________] Shares of Common Stock

            Our Board of Directors declared a dividend of rights to purchase our common  stock  to  holders  of  record  as  of  _________,  2003.  Through  this prospectus,  we are offering the shares of common stock that rights  holders may purchase upon exercising such subscription rights.

            o   You  received one right for each share of common stock you owned on the record date of _________,  2003.  Each right will entitle you  to  purchase  _______  shares  of  our  common  stock  at a subscription price of $______ per share.

            o   If you exercise your rights in full, you may  over-subscribe for the purchase of additional  shares that remain  unsubscribed  at
                the   expiration  of  the   subscription   period,   subject  to
                availability  and allocation of shares among persons  exercising this over-subscription privilege.

            o   We will not  issue  fractional  shares  and will not pay cash in place of fractional shares.

            o   The rights may not be sold or transferred  except under the very limited circumstances described later in this prospectus.

            o   The rights are currently exercisable and will expire if they are
                not   exercised   by  5:00  p.m.,   New  York  City   time,   on
                ______________,  2003.  We may extend the period for  exercising the rights in our sole discretion.  If you want to exercise your rights, you must submit your subscription documents to us before the  expiration  date.  Rights  that  are not  exercised  by the expiration date will expire and will have no value.

            o   You should  carefully  consider  whether to exercise your rights before the  expiration  date.  You are not obligated to purchase
                any  shares   pursuant  to  this  offering.   All  exercises  of
                subscription  rights are irrevocable.  Our board of directors is
                making  no   recommendation   regarding  your  exercise  of  the
                subscription rights.

            o   If you do not participate in this offering, you will continue to own the same  number  of  shares,  but you  will  own a  smaller percentage  of our total  shares  outstanding  to the extent the other stockholders participate in this offering.

                                       1

            The  proceeds  from the  exercise of rights will be used to repay an
outstanding  loan  made  to  us  by  Newcastle   Partners,   L.P.,  our  largest
stockholder. Any remaining proceeds will be used for working capital and general corporate purposes.  Mark E. Schwarz,  our chairman and chief executive officer, is an affiliate of Newcastle.

            Shares of our common stock are traded on the American Stock Exchange
Emerging Company  Marketplace  under the symbol "HAF." On May __, 2003, the last reported sales price for our common stock was $____ per share.

            AN  INVESTMENT  IN OUR  COMMON  STOCK  IS  VERY  RISKY.  YOU  SHOULD
CAREFULLY  CONSIDER  THE RISK  FACTORS  BEGINNING  ON PAGE 6 OF THIS  PROSPECTUS
BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS.

            NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE
SECURITIES  COMMISSION  HAS  APPROVED  OR  DISAPPROVED  OF THESE  SECURITIES  OR
DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

               The date of this prospectus is ____________, 2003.

                                       2

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                       i

            You should rely only on the  information in this  prospectus and the additional  information  described  under the  heading  "Where You Can Find More
Information."  We have not  authorized  any  other  person to  provide  you with different  information.  If anyone  provides you with different or  inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any  jurisdiction  where the offer or sale is not  permitted.  You should  assume  that  the  information  in this  prospectus  and the  additional information  described  under the heading "Where You Can Find More  Information"
were  accurate  on the date on the  front  cover  of the  prospectus  only.  Our business,  financial  condition,  results of  operations  and prospects may have changed since that date.

                    QUESTIONS AND ANSWERS ABOUT THIS OFFERING

            This  section   highlights   information   contained   elsewhere  or
incorporated by reference in this prospectus.  This section does not contain all of the important  information  that you should consider  before  exercising your subscription  rights and  investing  in our common  stock.  You should read this entire prospectus carefully.

Q:          WHAT ARE WE OFFERING IN THIS PROSPECTUS?

A:          Our Board of Directors  has  declared a dividend of  nontransferable subscription  rights to purchase  shares of our common stock to each
            of  our  stockholders  of  record  on  ____,   2003.   Through  this
            prospectus,  we are offering the shares of common stock that holders of rights may purchase upon exercise of their rights.

Q:          WHO MAY PARTICIPATE IN THIS OFFERING?

A:          Only holders of record of our common stock as of _________, 2003 are entitled to participate in this offering. Any attempt to participate in this  offering  by anyone  that was not a holder of record of our common stock on such date will be null and void.

Q:          WHAT IS A SUBSCRIPTION RIGHT?

A:          Each  subscription  right is a right to purchase  ____ shares of our common stock and carries with it a basic subscription  privilege and an over-subscription privilege.

Q:          WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

A:          The basic  subscription  privilege  of each  right  entitles  you to purchase _____ shares of our common stock at a subscription price of
            $_____ per share.  You may exercise any number of your  subscription rights,  or you may choose not to exercise any subscription  rights.
            We will not distribute any fractional shares or pay cash in place of fractional  shares,  but we will round down the aggregate  number of shares you are entitled to receive to the nearest whole number.

Q:          WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?

A:          We do not expect that all of our  stockholders  will exercise all of their basic  subscription  rights.  By  extending  over-subscription privileges to our stockholders,  we are providing  stockholders that exercise  all  of  their  basic  subscription  privileges  with  the opportunity to purchase those shares that are not purchased by other stockholders. The over-subscription privilege of each right entitles you, if you fully  exercise your basic  subscription  privilege,  to subscribe  for  additional  shares of our common stock  unclaimed by other holders of rights in this offering,  at the same  subscription price per share. If an insufficient number of shares is available to
            fully  satisfy  all   over-subscription   privilege  requests,   the
            available  shares will be distributed  proportionately  among rights holders who exercised their over-subscription privilege based on the number of shares each rights holder  subscribed  for under the basic subscription  privilege.  The  subscription  agent  will  return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

Q:          HOW LONG WILL THE SUBSCRIPTION PERIOD LAST?

A:          You will be able to exercise your subscription  rights only during a limited  period.  If you do not exercise  your  subscription  rights before 5:00 p.m., New York City time, on  _____________,  2003, your subscription  rights will  expire.  We may, in our sole  discretion, decide to extend this  offering  until some later time. If we extend the  expiration  date,  we will give oral or  written  notice to the subscription agent on or before such expiration date,  followed by a press  release no later than 9:00 a.m.,  New York City time,  on the next business day after the previously scheduled expiration date.

Q:          AM I REQUIRED TO SUBSCRIBE IN THIS OFFERING?

A:          No.

Q:          WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

A:          You will retain your  current  number of shares of common stock even if you do not exercise your  subscription  rights. If you choose not to exercise your  subscription  rights,  then the  percentage of our common  stock  that  you  own may  decrease.  The  magnitude  of the reduction of your  percentage  ownership will depend upon the extent to which you and the other stockholders exercise your rights.

Q:          HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?

A:          You may exercise your subscription rights by properly completing and signing your  subscription  certificate,  and  delivering it and the rights certificate,  with full payment of the subscription price for the shares you are subscribing  (including any amounts in respect of the  over-subscription  privilege),  to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured,  registered mail, return receipt requested.  If you cannot deliver your rights  certificate to the subscription agent on time, you may follow the guaranteed  delivery  procedures  described under "The Offering - Guaranteed Delivery  Procedures"  beginning on page 16.

Q:          WHAT SHOULD I DO IF I WANT TO EXERCISE MY SUBSCRIPTION RIGHTS BUT MY
            SHARES  ARE HELD IN THE NAME OF MY BROKER,  CUSTODIAN  BANK OR OTHER
            NOMINEE?

A:          If you hold shares of our common stock  through a broker,  custodian bank or other  nominee,  we will ask your broker,  custodian bank or other  nominee  to  notify  you of  this  offering.  If you  wish to exercise  your  subscription  rights,  you  will  need to have  your broker,  custodian  bank or other  nominee  act for you. To indicate your  decision,  you  should  complete  and  return to your  broker, custodian bank or other nominee the form entitled  "Beneficial Owner
            Election  Form."  You  should  receive  this form from your  broker, custodian bank or other nominee with the other  offering  materials.
            You should  contact your broker,  custodian bank or other nominee if you believe you are entitled to participate in this offering but you have not received this form.

Q:          WHAT SHOULD I DO IF I WANT TO EXERCISE MY SUBSCRIPTION  RIGHTS AND I
            AM A STOCKHOLDER IN A FOREIGN COUNTRY OR IN THE ARMED SERVICES?

A:          The subscription agent will mail subscription certificates to you if you are a rights  holder whose  address is outside the United States or if you have an Army Post Office or a Fleet Post  Office  address.
            To exercise your rights,  you must notify the subscription  agent on or prior to 5:00 p.m.,  New York City time, on  ____________,  2003, and take all  other  steps  which are  necessary  to  exercise  your rights,  on or  prior  to  that  time.  If you do not  follow  these procedures prior to the expiration date, your rights will expire.

Q:          WILL I BE CHARGED A SALES COMMISSION OR A FEE BY HALLMARK  FINANCIAL
            SERVICES IF I EXERCISE MY SUBSCRIPTION RIGHTS?

A:          No. We will not  charge a  brokerage  commission  or a fee to rights holders for exercising their subscription  rights.  However,  if you exercise your subscription  rights through a broker or nominee,  you will be responsible for any fees charged by your broker or nominee.

Q:          WHAT ARE THE  UNITED  STATES  FEDERAL  INCOME  TAX  CONSEQUENCES  OF
            EXERCISING MY SUBSCRIPTION RIGHTS AS A HOLDER OF COMMON STOCK?

A:          A holder of common stock generally will not recognize income or loss for federal  income tax purposes in  connection  with the receipt or exercise of subscription rights. We urge you to consult your own tax advisor  with respect to the  particular  tax  consequences  of this offering to you. See  "Material  United  States  Federal  Income Tax
            Consequences" on page 20.

Q:          HOW MANY SHARES MAY I PURCHASE?

A:          You will  receive one  nontransferable  subscription  right for each share of common  stock  that you owned at the close of  business  on
            ____________,  2003, the record date.  Each right contains the basic subscription  privilege and the  over-subscription  privilege.  Each basic  subscription  privilege entitles you to purchase _____ shares of our common  stock for $___ per share.  Fractional  shares will be eliminated by rounding  down the aggregate  number of shares you are entitled to receive to the nearest whole number. See "The Offering -
            Subscription   Privileges  -  Basic  Subscription   Privilege."  The
            over-subscription privilege entitles you to subscribe for additional shares of our common stock at the same subscription  price per share on a pro-rata basis to the number of shares you purchased under your basic subscription privilege, provided you fully exercise your basic subscription privilege. "Pro-rata" means in proportion to the number of shares of our common stock that you and the other rights  holders
            electing  to  exercise  their   over-subscription   privileges  have
            purchased by exercising the basic  subscription  privileges on their
            holdings  of  common  stock.   See  "The  Offering  -   Subscription
            Privileges - Over-Subscription Privilege."

Q:          WHEN WILL I RECEIVE  CERTIFICATES  FOR THE SHARES  PURCHASED IN THIS
            OFFERING?

A:          We will issue  certificates  representing  shares  purchased in this offering to you or to the  Depository  Trust Company on your behalf, as the case may be, as soon as  practicable  after the expiration of the  subscription  period  and  after all pro rata  allocations  and adjustments  have been  completed.  We will not be able to calculate the number of shares to be issued to each  exercising  holder  until
            5:00 p.m.,  New York City time, on the third  business day after the expiration  date,  which is the  latest  time by which  subscription rights certificates may be delivered to the subscription agent under the guaranteed delivery  procedures  described under "The Offering -
            Guaranteed Delivery Procedures."

Q:          IF THIS OFFERING IS NOT COMPLETED,  WILL MY SUBSCRIPTION  PAYMENT BE
            REFUNDED TO ME?

A:          Yes.  The  subscription  agent  will hold all funds it  receives  in escrow until  completion of this  offering.  If this offering is not completed,  the  subscription  agent will return  promptly,  without interest, all subscription payments.

Q:          HOW WAS THE SUBSCRIPTION PRICE ESTABLISHED?

A:          The  subscription  price was  established  by our board of directors based on the  recommendation  of a special  committee of  directors, excluding  those  directors  affiliated  with  Newcastle who did not participate  (in their  capacity as  directors)  in the  discussion, consideration or voting with respect to these matters. These factors included the  historic  and then current  market price of our common stock, our business prospects,  our recent and anticipated operating results,  general conditions in the securities markets, our need for capital,  alternatives  available  to us for  raising  capital,  the amount of proceeds desired, the pricing of similar transactions, the liquidity  of our  common  stock,  and  the  level  of  risk  to our investors.

Q:          ARE THERE RISKS IN EXERCISING MY SUBSCRIPTION RIGHTS?

A:          Yes. The exercise of your rights  involves  risks.  Exercising  your rights means buying additional shares of our common stock and should be  considered  as carefully as you would  consider any other equity investment in our company.  Among other things, you should carefully consider  the risks  described  under the  heading  "Risk  Factors,"
            beginning on page 6.

Q:          AFTER I EXERCISE MY  SUBSCRIPTION  RIGHTS,  CAN I CHANGE MY MIND AND
            CANCEL MY PURCHASE?

A:          No. Once you send in your  subscription  certificate and payment you cannot revoke the exercise of your subscription  rights, even if you later learn information about us that you consider to be unfavorable and even if the  market  price  of our  common  stock  is below  the subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase  additional  shares of our common stock at the  subscription  price. See "The Offering -
            No Revocation."

Q:          MAY I TRANSFER MY  SUBSCRIPTION  RIGHTS IF I DO NOT WANT TO PURCHASE
            ANY SHARES?

A:          No. Should you choose not to exercise your subscription  rights, you may not sell, give away or otherwise transfer your rights.  However, subscription  rights  will  be  transferable  to  affiliates  of the recipient  and by operation of law (for  example,  upon death of the recipient).

Q:          WHY IS HALLMARK FINANCIAL SERVICES ENGAGING IN THIS OFFERING?

A:          We are making this  offering in order to raise $10.0  million in new capital to be used as follows:

            o     to repay an $8.6 million loan, and accrued  interest,  made by
                  Newcastle  Partners,  L.P.  (referred to as  Newcastle)  to us during 2002,  that is evidenced  by  promissory  notes with an annual  interest rate of 11.75%  (referred to as the Newcastle
                  Notes), and

            o     as  additional  working  capital for our  business and general corporate purposes.

            Our board of directors  believes that this offering will  ultimately strengthen our financial  condition  through  generating  additional cash,  reducing our  indebtedness  and increasing our  stockholders'
            equity.  We want to give you the  opportunity to participate in this fund raising effort and to purchase  additional shares of our common stock.

            For your  information,  Mark E.  Schwarz,  our  Chairman  and  Chief
            Executive Officer,  is the managing member of the general partner of the general partner of Newcastle.

Q:          WHAT  IS THE  BOARD  OF  DIRECTORS'  RECOMMENDATION  REGARDING  THIS
            OFFERING?

A:          Our  board of  directors  is not  making  any  recommendation  as to whether you should exercise your subscription  rights. You are urged to make your decision  based on your own assessment of this offering and our company.

Q:          HOW MANY SHARES OF OUR COMMON STOCK WILL BE  OUTSTANDING  AFTER THIS
            OFFERING?

A:          As of May 23, 2003, we had 11,304,245  shares of common stock issued and  outstanding.  We expect to issue up to ________  shares in this offering.  After  this  offering,  we  anticipate  that we will have
            ________ shares of common stock outstanding. Depending on the number of subscriptions we receive from  stockholders,  this offering could result in a change in control of Hallmark Financial Services because of the over  subscription  privilege  held by  Newcastle.  See "Risk
            Factors" on page 6.

Q:          WILL THE NEW  SHARES  BE  INITIALLY  LISTED  ON THE  AMERICAN  STOCK
            EXCHANGE EMERGING COMPANY MARKETPLACE AND TREATED LIKE OTHER SHARES?

A:          Yes.  Our  common  stock is traded on the  American  Stock  Exchange
            Emerging Company  Marketplace under the symbol "HAF." We expect that the  shares of common  stock  issued in this  offering  will also be listed  on the AMEX  Emerging  Company  Marketplace  under  the same symbol. On ________, 2003, the last trading day prior to our initial filing of this  offering,  the closing  price of our common stock on the AMEX was $_____ per share.  On ________,  2003, the last trading day before the date of this  prospectus,  the  closing  price of our common stock on the AMEX was $______ per share.

Q:          HOW WILL THIS OFFERING  AFFECT  NEWCASTLE'S  OWNERSHIP OF OUR COMMON
            STOCK?

A:          Newcastle  beneficially  owns  5,334,001  shares of our common stock
            (including  currently  exercisable options to purchase 50,000 shares
            of  common   stock),   representing   approximately   48.1%  of  our
            outstanding  common stock and of the voting power of our outstanding voting securities.

            If no holders of subscription  rights other than Newcastle  exercise their  rights in this  offering,  Newcastle  may, as a result of its
            over-subscription   privilege,   own  approximately   _____  shares,
            representing ____% of our outstanding common stock and of the voting power of our outstanding  voting  securities.  If all rights holders exercise their basic subscription privileges in full, then Newcastle will continue to beneficially own approximately  48.1% of our common stock and of the voting power of our outstanding voting securities.

Q:          CAN THE BOARD OF DIRECTORS WITHDRAW THIS OFFERING?

A:          Yes. Our board of directors  may decide to withdraw this offering at any time for any reason.  If we withdraw  this  offering,  any money received from subscribing  stockholders  will be refunded  promptly, without interest. See "The Offering - Withdrawal and Amendment."

Q:          WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS OR NEED ASSISTANCE?

A:          If  you  have   questions  or  need   assistance,   please   contact
            ____________,   the   information   agent  for  this  offering,   or
            ____________, the subscription agent, at the following addresses and telephone numbers:

                             The Information Agent:

                             ----------------------
                             ----------------------
                             ----------------------

                                       or

                             The Subscription Agent:

                             -----------------------
                             -----------------------
                             -----------------------

            For a more complete description of this offering, see "The Offering"
beginning on page 14.

                                  RISK FACTORS

            THE  EXERCISE OF YOUR  SUBSCRIPTION  RIGHTS FOR SHARES OF OUR COMMON
STOCK  INVOLVES  A HIGH  DEGREE  OF RISK.  YOU  SHOULD  CAREFULLY  CONSIDER  THE
FOLLOWING FACTORS AND OTHER  INFORMATION  PRESENTED OR INCORPORATED BY REFERENCE
IN THIS  PROSPECTUS  BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. IF WE DO NOT
SUCCESSFULLY  ADDRESS ANY ONE OR MORE OF THE RISKS DESCRIBED BELOW,  THERE COULD
BE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL  CONDITION,  OPERATING RESULTS AND
BUSINESS. WE CANNOT ASSURE YOU THAT WE WILL SUCCESSFULLY ADDRESS THESE RISKS.

RISKS RELATING TO OUR BUSINESS:

OUR  RESULTS   MAY   FLUCTUATE   AS  A  RESULT  OF   CYCLICAL   CHANGES  IN  THE
PROPERTY-CASUALTY INSURANCE INDUSTRY.

            All of our revenue is attributable to  property-casualty  insurance,
which  as  an  industry  is  cyclical  in  nature  and  has  historically   been
characterized  by soft  markets  followed  by hard  markets.  A soft market is a period  of  relatively  high  levels  of  price  competition,  less  restrictive underwriting  standards  and  generally  low premium  rates.  A hard market is a period  of  capital  shortages  resulting  in  lack of  insurance  availability, relatively low levels of competition,  more selective  underwriting of risks and relatively  high premium  rates.  The industry is currently  experiencing a hard market,  with premium rates increasing and more selective  underwriting of risks occurring.

OUR INDUSTRY IS VERY  COMPETITIVE,  WHICH MAY UNFAVORABLY  IMPACT OUR RESULTS OF
OPERATIONS.

            The  property-casualty   insurance  industry,  our  sole  source  of
revenue, is highly competitive and, except for regulatory considerations,  there are very few barriers to entry.  As of July 11, 2002,  A.M. Best  Company,  Inc.
reported that there were 2,874  property-casualty  insurance companies and 1,829 property-casualty  insurance  groups  operating  in the  United  States.  In the personal lines markets we compete with large national  insurance  companies such as Allstate, State Farm, and Progressive,  as well as a large number of regional insurance companies and managing general agents. In the commercial lines markets we compete with large national carriers such as Hartford,  Zurich and Safeco, as well as a number of regional  insurance  companies and managing  general agents.
Our competition  includes entities which have, or are affiliated with,  entities that have greater financial and other resources than we have.

ESTIMATING  RESERVES IS  INHERENTLY  UNCERTAIN  AND IF OUR LOSS RESERVES ARE NOT
ADEQUATE, IT WILL HAVE AN UNFAVORABLE IMPACT ON OUR RESULTS.

            We maintain  loss reserves to cover  estimated  liability for unpaid losses and loss adjustment expenses, including legal and other fees as well as a portion of general  expenses,  for reported and unreported claims incurred as of the end of each accounting period.  Reserves represent management's estimates of what the  ultimate  settlement  and  administration  of claims will cost.  These
estimates,   which  generally  involve  actuarial  projections,   are  based  on
management's  assessment  of facts  and  circumstances  then  known,  as well as estimates of future trends in claim severity,  frequency,  judicial  theories of liability,  and other factors. These variables are affected by both internal and external  events,  such as  changes  in claim  handling  procedures,  inflation, judicial  trends and legislative  changes.  Many of these items are not directly quantifiable in advance. Additionally,  there may be a significant reporting lag between  the  occurrence  of an event  and the time it is  reported  to us.  The inherent  uncertainties of estimating  reserves are greater for certain types of liabilities,  particularly those in which the various  considerations  affecting the type of claim are  subject to change  and in which long  periods of time may elapse before a definitive determination of liability is made. Reserve estimates are continually  refined in a regular and ongoing process as experience develops and further  claims are  reported  and  settled.  Adjustments  to  reserves  are reflected  in the results of the periods in which such  estimates  are  changed.
Because  settling  reserves is inherently  uncertain,  there can be no assurance that the current reserves will prove adequate.

            During 2002 and 2001, loss and loss adjustment expense reserves were increased  $177,000 and $522,000 for prior  accident  years,  respectively.  The increases represented, as compared to beginning of year loss and loss adjustment expense  reserves,  a 2.2%  increase in 2002 and 7.0%  increase  in 2001.  As of

December 31, 2002,  we have  established  our loss and loss  adjustment  expense reserves at a level slightly above the mid-point of the range established by our actuaries.

OUR RESULTS  MAY BE  UNFAVORABLY  IMPACTED  IF WE ARE UNABLE TO OBTAIN  ADEQUATE
REINSURANCE.

            If we are unable to obtain adequate  reinsurance  protection for the risks we have  underwritten,  we will  either be exposed to greater  losses from these risks or we will reduce the level of business  that we  underwrite,  which will reduce our revenue.  The amount,  availability  and cost of reinsurance are subject to prevailing market  conditions beyond our control,  and may affect our ability to write additional premiums as well as our profitability.

            We currently reinsure 55% of our Texas non-standard auto business to
Dorinco Re, our sole  reinsurer.  Dorinco Re has been a reinsurer  of ours since
July 1, 1996.  The current  contract  with  Dorinco  renews  annually and if the contract  is not  renewed,  we will be  required  to  enter  into a  reinsurance agreement with another  reinsurance company or reduce the level of business that we  underwrite.  We  cannot  be  certain  the we would  be able to enter  into a contract with another reinsurance  company, or that such contract would have the same terms and conditions as the contract with Dorinco Re.

IF THE COMPANIES THAT PROVIDE OUR  REINSURANCE DO NOT PAY ALL OF OUR CLAIMS,  WE
COULD INCUR SEVERE LOSSES.

            We purchase reinsurance by transferring, or ceding, part of the risk we have assumed to a reinsurance  company in exchange for part of the premium we receive in connection with the risk.  Although  reinsurance  makes the reinsurer liable to us to the extent the risk is transferred or ceded to the reinsurer, it does not relieve  us, the  reinsured,  of our  liability  to our  policyholders.
Accordingly,  we bear  credit  risk with  respect to our  reinsurers.  We cannot assure that our reinsurers will pay all of our reinsurance  claims, or that they will pay our claims on a timely basis.

CATASTROPHIC  LOSSES MAY ADVERSELY  AFFECT OUR RESULTS OF OPERATIONS,  LIQUIDITY
AND FINANCIAL CONDITION.

            Property-casualty  insurance companies are subject to claims arising out of  catastrophes  that may have a  significant  affect on their  results  of operations,  liquidity and financial  condition.  Catastrophes  can be caused by various events,  including  hurricanes,  windstorms,  earthquakes,  hail storms, explosions,  severe winter  weather and fires and may include  man-made  events, such as the September 11, 2001 terrorist attacks on the World Trade Center.  The incidence, frequency, and severity of catastrophes are inherently unpredictable.
The extent of losses from a  catastrophe  is a function of both the total amount of insured  exposure in the area  affected by the event and the  severity of the event.

OUR  RESULTS  MAY  BE  UNFAVORABLY  IMPACTED  IF  WE  LOSE  OUR  GENERAL  AGENCY
APPOINTMENT IN OUR COMMERCIAL LINES GROUP OPERATIONS.

            In our  Commercial  Lines Group  Operations  we are  appointed  as a general agent by Clarendon National Insurance Company, which is our sole general agency appointment.  The general agency agreement with Clarendon began in August
2000 and is  continuous  until  cancelled.  Under  the  terms of the  agreement,
Clarendon is required to provide at least 180 days notice prior to canceling the contract.  If the  agreement  is  canceled,  we will be required to enter into a general  agency  agreement  with a  different  insurance  company.  We cannot be certain  that we would be able to enter into such an agreement or that the terms of such  agreement  would be on the same terms and  conditions  as the agreement with Clarendon.

WE ARE SUBJECT TO COMPREHENSIVE  REGULATION,  AND OUR RESULTS MAY BE UNFAVORABLY
IMPACTED BY THESE REGULATIONS.

            We  are  subject  to  comprehensive   governmental   regulation  and
supervision. Most insurance regulations are designed to protect the interests of policyholders  rather than of the of the stockholders and other investors of the insurance companies. These regulations, generally administered by the department of  insurance  in each state in which we do  business,  relate to,  among  other things;

            o  Approval of policy forms and rates,

            o  Standards of solvency,  including risk based capital measurements
               (which are a measure  developed  by the National  Association  of
               Insurance   Commissioners   and  used  by  the  state   insurance
               regulators to identify  insurance  companies that potentially are inadequately capitalized),

            o  Licensing of insurers and their agents,

            o  Restrictions  on  the  nature,   quality  and   concentration  of
               investments,

            o  Restrictions on the ability of our insurance company subsidiaries to pay dividends,

            o  Restrictions  on  transactions   between  the  insurance  company
               subsidiaries and their affiliates,

            o  Requiring certain methods of accounting,

            o  Periodic examinations of operations and finances,

            o  Prescribing   the  form  and  content  of  records  of  financial
               condition to be filed, and

            o  Requiring  reserves  for  unearned  premium,   losses  and  other
               purposes.

            State insurance  departments also conduct  periodic  examinations of the  affairs  of  insurance  companies  and  require  filing of annual and other reports  relating to the  financial  condition of insurance  companies,  holding company  issues and other  matters.  Our  business  depends on  compliance  with applicable  laws and  regulations and our ability to maintain valid licenses and approvals for our operations. Regulatory authorities may deny or revoke licenses for various reasons,  including violations of regulations.  Changes in the level of  regulation  of the  insurance  industry  or changes  in laws or  regulations themselves or interpretations by regulatory  authorities,  could have a material adverse affect on our operations.

            During  2002,  approximately  56% of our written  premium was in the
State of Texas.  Approximately  71% of the written premium in the State of Texas was in the non-standard personal automobile line of business. The legislature in the  State  of Texas is  currently  considering  proposals  for  changes  in the regulation of rates for personal automobile insurance. Both the House and Senate have passed separate bills that address rate regulation,  with the final form of the regulation still to be determined.  We cannot determine the ultimate outcome of this proposed  legislation  or the impact that it would have on our business.
Any  changes  that would  impact our  ability to charge  adequate  rates for the non-standard  automobile  line of  business  in the State of Texas  would have a material adverse impact on our operations.

STATE STATUTES LIMIT THE AGGREGATE AMOUNT OF DIVIDENDS THAT OUR SUBSIDIARIES MAY
PAY US, THEREBY LIMITING OUR FUNDS TO PAY EXPENSES AND DIVIDENDS.

            We are a holding  company and a legal  entity  separate and distinct
from  our  insurance  company   subsidiaries  and  our   non-insurance   company
subsidiaries.  As a holding company without  significant  operations of our own, our principal sources of funds are dividends and other sources of funds from our subsidiaries.  State  insurance laws limit the ability of our insurance  company subsidiaries  to pay dividends  and require the insurance  companies to maintain specified levels of statutory capital and surplus. These restrictions affect the ability of the  insurance  company  subsidiaries  to pay dividends and use their capital in other ways. Our rights to participate in any  distribution  of assets
of  the  insurance   company   subsidiaries  are  subject  to  prior  claims  of
policyholders  and creditors (except to the extent that our rights, if any, as a creditor are recognized).  Consequently,  our ability to pay debts, expenses and cash dividends to our stockholders may be limited.

            The maximum dividend that can be paid by American Hallmark Insurance
Company of Texas, without prior regulatory  approval,  is limited to the greater of 10% of  policyholders'  surplus as of the preceding  calendar year end or the statutory  net income of the  preceding  calendar  year.  The  maximum  dividend payout, which may be made without prior regulatory approval,  is $839,380 during
2003.

            The maximum dividend that can be paid by Phoenix Indemnity Insurance
Company,  without prior regulatory approval,  is limited to the lesser of 10% of policyholders'  surplus as of the preceding  calendar year end or net investment income for the preceding  calendar year. The maximum dividend payout,  which may be made without prior regulatory approval, is $601,688 during 2003.

            As of December 31,  2002,  there was $623,232 in cash at the holding company  level.  The operating cash  requirements  of the holding  company,  and payments  of  interest  and  principal  on the note  payable to Dorinco  Re, are
anticipated  to  be  paid  from  dividends  from  the  insurance   subsidiaries,
management fees from the insurance  subsidiaries  and payments under tax sharing agreements with subsidiaries.

            In the event this  offering did not raise  sufficient  cash to repay the Newcastle Notes,  there would be insufficient cash at the holding company to repay these notes.

OUR INSURANCE  COMPANY  SUBSIDIARIES  ARE SUBJECT TO MINIMUM CAPITAL AND SURPLUS
REQUIREMENTS.  FAILURE TO MEET THESE REQUIREMENTS COULD SUBJECT US TO REGULATORY
ACTION.

            Our insurance  company  subsidiaries  are subject to minimum capital and  surplus  requirements  imposed  under  the laws of Texas and  Arizona.  Any failure by one of the insurance company subsidiaries to meet minimum capital and surplus  requirements  imposed  by  applicable  state  law  will  subject  it to corrective action,  including  requiring  adoption of a comprehensive  financial plan, examination and the issuance of a corrective order by the applicable state insurance  department,  revocation of its license to sell insurance  products or placing the subsidiary under state regulatory  control.  Any new minimum capital and surplus  requirements  adopted in the future may require us to increase  the capital and surplus of our insurance  company  subsidiaries  which we may not be able to do.

            As of December  31, 2002,  American  Hallmark  Insurance  Company of
Texas and Phoenix Indemnity  Insurance Company had statutory capital and surplus that exceeded the minimum policyholders' surplus required by state regulators by
320% and 430%, respectively.

THE LOSS OF KEY EXECUTIVES COULD DISRUPT OUR BUSINESS.

            Our success  will depend in part upon the  continued  service of our
Chairman and Chief  Executive  Officer,  Mark E. Schwarz and our  President  and
Chief Operating Officer,  Timothy A. Bienek.  Messrs.  Schwarz and Bienek do not
have employment  agreements with us. We do not have key person  insurance on the lives of Messrs. Schwarz and Bienek. Our success will also depend on our ability to attract  and retain  additional  executives  and  personnel.  The loss of key personnel could cause disruption in our business.

ADVERSE  SECURITIES MARKET CONDITIONS CAN HAVE A SIGNIFICANT AND NEGATIVE IMPACT
ON OUR INVESTMENT PORTFOLIO.

            Our results of operations  depend in part on the  performance of our invested assets.  The majority of our investment  portfolio is invested in fixed maturity  securities.  Certain  risks are  inherent  in  connection  with  fixed maturity securities including loss upon default and price volatility in reaction to changes in interest rates and general market  factors.  In general,  the fair market value of a portfolio of fixed  income  securities  increases or decreases inversely with changes in the market interest rates, while net investment income realized  from  future  investments  in fixed  income  securities  increases  or decreases  along with  interest  rates.  In  addition,  some of our fixed income
securities  have  call  or  prepayment   options.   This  could  subject  us  to
reinvestment  risk should  interest rates fall or issuers call their  securities and we reinvest  proceeds at lower interest  rates.  We attempt to mitigate this risk by investing  in  securities  with varied  maturity  dates,  so that only a portion of the portfolio will mature at any point in time.  Furthermore,  actual net investment  income and/or cash flows from  investments that carry prepayment risk (such as mortgage-back and other  asset-backed  securities) may differ from those  anticipated  at the time of  investment  as a  result  of  interest  rate fluctuations.  An investment has  prepayment  risk when there is a risk that the timing of cash flows that result from the  repayment  of  principal  might occur earlier  than  anticipated  because of  declining  interest  rates or later than anticipated because of rising interest rates. The fair value of our fixed income securities  as of  December  31, 2002  (including  Phoenix  Indemnity  Insurance
Company) was $16.0  million.  If market  interest rates were to change 1%, (e.g.
from 5% to 6%),  the fair  value of our fixed  income  securities  would  change approximately $0.6 million as of December 31, 2002. The change in fair value was determined using duration modeling assuming no prepayments.

            Historically,  the impact of market  fluctuations  has only slightly
affected  our  financial   statements  since  we  used  an  investment  strategy
classified as "held to maturity." On December 31, 2002, our investment portfolio of $12.2 million  contained $7.6 million of fixed income  securities.  Effective
January 1, 2003, we acquired Phoenix Indemnity  Insurance Company,  which had an investment portfolio as of such date of $22.8 million, of which $8.1 million was in fixed income securities.

            In 2003, we changed the  classification of our investment  portfolio to "available  for sale." A  classification  of "available  for sale" means that changes in the fair market value of our  securities  are  reflected in our other comprehensive  income section of stockholders' equity. Fluctuations  in the fair market  value of fixed  income  securities  may greatly  reduce the value of our investment  portfolio and, as a result,  our financial  condition may suffer. In addition  to  the  general  risks  described  above,  although  we  maintain  an investment grade portfolio (fixed income securities - 72% U. S. government or

U.S.  government  agencies,  17%  municipals  and 11% other),  our fixed  income securities  are also subject to credit risk.  If any of the issuers of our fixed income  securities  suffer  financial set backs, the ratings on the fixed income securities  could fall (with a concurrent  fall in market value) and, in a worst case  scenario,  the issuer  could  default on its  obligations.  Because of the change in classification of investments to available for sale, future changes in the fair market value of our securities will be reflected in other comprehensive income. Similar treatment is not available for liabilities.  Therefore, interest rate  fluctuations  could  adversely  affect  our  shareholders'  equity,  total comprehensive income and/or our cash flows.

SINCE WE ARE RELIANT ON INDEPENDENT AGENTS TO MARKET OUR PRODUCTS, THEIR FAILURE
TO DO SO WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

            We principally  market our insurance  programs  through  independent insurance  agents.  As a result,  our business  depends in part on the marketing efforts of these  agents  and on our  ability to offer  insurance  products  and services that meet the requirements of the agents and customers of these agents.
The agents,  however, are not obligated to sell or promote our products and many sell or promote competitors' insurance products in addition to our products. The failure  or  inability  of  insurance  agents to market our  insurance  products successfully  could have a material  adverse  impact on our business,  financial condition and results of operations.

            During 2002, our top 10 agency groups produced  approximately 15% of our total written  premium and no individual  agent or group  produced more than
3.5% of our total written premium.

MARK  E.  SCHWARZ,  OUR  CHAIRMAN  AND  CHIEF  EXECUTIVE  OFFICER,  THROUGH  HIS
AFFILIATION WITH NEWCASTLE PARTNERS,  L.P., HAS THE ABILITY TO EXERT SIGNIFICANT
INFLUENCE  OVER OUR  OPERATIONS AND MAY HAVE INTERESTS THAT DIFFER FROM THOSE OF
OUR OTHER STOCKHOLDERS.

            Newcastle  Partners,  L.P.  beneficially  owns  approximately  48.1%
(including  outstanding options) of our common stock prior to this offering.  If no  stockholders  other  than  Newcastle  exercise  their  subscription  rights,
Newcastle will purchase ______ shares in this offering,  thereby  increasing its ownership to approximately __%. Mark E. Schwarz,  has sole investment and voting control over the shares beneficially owned by Newcastle and thus has the ability to exert  significant  influence  over our policies and affairs,  including  the election of our board of  directors  and the  approval  of any action  requiring stockholder  vote,  such as  amendments  to our  Articles  of  Incorporation  or
Regulations and approving  mergers or sales of substantially  all of our assets.
The  interests of Mark E. Schwarz and Newcastle may differ from the interests of our other  stockholders  in some  respects and Mark E. Schwarz and Newcastle may take action adverse to our other stockholders.

RISKS RELATING TO THIS OFFERING:

THE  SUBSCRIPTION  PRICE PER SHARE IS NOT AN INDICATION OF OUR VALUE AND YOU MAY
NOT BE ABLE TO SELL SHARES  PURCHASED  UPON THE  EXERCISE  OF YOUR  SUBSCRIPTION
RIGHTS AT A PRICE EQUAL TO OR GREATER THAN THE SUBSCRIPTION PRICE.

            The  subscription  price per  share  does not  necessarily  bear any relationship to the book value of our assets, operations,  cash flows, earnings, financial  condition or any other  established  criteria for value. As a result, you should not consider the  subscription  price as an indication of the current value of our company or our common stock.  We cannot assure you that you will be able to sell shares  purchased  in this  offering at a price equal to or greater than the subscription price.

[IF PRICED AT A DISCOUNT]  THIS OFFERING MAY CAUSE THE PRICE OF OUR COMMON STOCK
TO DECREASE IMMEDIATELY, AND THIS DECREASE MAY CONTINUE.

            The  subscription  price per share equals ___% of the current market price of our common  stock  determined  by  averaging  the closing  price of our common stock on the AMEX for the ten  preceding  trading days ending on _______,
2003.  This  discount,  along  with the number of shares we propose to issue and ultimately will issue if this offering is completed,  may result in an immediate decrease in the market  value of our common  stock.  This  decrease may continue after the completion of this offering.

                                       10

AS A HOLDER  OF  COMMON  STOCK,  YOU MAY  SUFFER  SIGNIFICANT  DILUTION  OF YOUR
PERCENTAGE OWNERSHIP OF OUR COMMON STOCK.

            If you do not  exercise  your  subscription  rights  and  shares are purchased by other stockholders in this offering,  your proportionate voting and ownership  interest will be reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription  rights will be diluted.  For example,  if you own 200,000  shares of our common stock before this offering,  or approximately  1.8% of our outstanding  common stock, and you exercise none of your subscription  rights while all other  subscription  rights are exercised by other  stockholders,  then your  percentage  ownership would be reduced to approximately ___%. The magnitude of the reduction of your percentage ownership  will depend upon the extent to which you exercise  your  subscription rights.

ONCE YOU EXERCISE  YOUR  SUBSCRIPTION  RIGHTS,  YOU MAY NOT REVOKE SUCH EXERCISE
EVEN IF THERE IS A DECLINE IN OUR COMMON STOCK PRICE.

            The public  trading  market  price of our common  stock may  decline after you elect to exercise your subscription  rights.  If that occurs,  you may have  committed  to buy shares of common  stock at a price above the  prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of  subscription  rights you will be able to sell your  shares of common  stock at a price  equal to or  greater  than the subscription price.

YOU MAY NOT REVOKE THE  EXERCISE  OF YOUR RIGHTS EVEN IF WE DECIDE TO EXTEND THE
EXPIRATION DATE OF THE SUBSCRIPTION PERIOD.

            We may, in our sole  discretion,  extend the expiration  date of the subscription  period.  During any potential  extension of time, our common stock price may  decline  below the  subscription  price and  result in a loss on your investment upon the exercise of rights to acquire shares of our common stock. If the expiration  date is extended after you send in your  subscription  forms and payment, you still may not revoke or change your exercise of rights.

YOU WILL NOT RECEIVE INTEREST ON SUBSCRIPTION FUNDS RETURNED TO YOU.

            If we cancel this offering,  neither we nor the  subscription  agent will have any  obligation  with  respect to the  subscription  rights  except to return, without interest, any subscription payments to you.

THE  SUBSCRIPTION  RIGHTS  ARE NOT  TRANSFERABLE  AND THERE IS NO MARKET FOR THE
SUBSCRIPTION RIGHTS.

            You may not sell, give away or otherwise  transfer your subscription rights. The subscription  rights are only transferable to your affiliates and by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly  realize any value  associated with the subscription  rights. You must exercise the subscription  rights and acquire additional shares of our common stock to realize any value.

                                       11

BECAUSE WE MAY TERMINATE THIS OFFERING,  YOUR  PARTICIPATION  IN THE OFFERING IS
NOT ASSURED.

            Once you exercise your subscription  rights,  you may not revoke the exercise for any reason unless we amend this offering. If we decide to terminate the offering,  we will not have any obligation with respect to the  subscription rights except to return any subscription payments, without interest.

YOU NEED TO ACT PROMPTLY AND FOLLOW  SUBSCRIPTION  INSTRUCTIONS,  OTHERWISE YOUR
SUBSCRIPTION MAY BE REJECTED.

            Stockholders who desire to purchase shares in this offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date. If you fail to complete and sign the required  subscription forms, send an
incorrect   payment  amount,  or  otherwise  fail  to  follow  the  subscription procedures that apply to your desired  transaction,  the subscription agent may, depending on the  circumstances,  reject your  subscription  or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you  concerning,  or attempt to correct,  an  incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

MOST, IF NOT ALL, OF THE PROCEEDS OF THIS OFFERING WILL BE USED TO REPAY A LOAN
TO AN AFFILIATE AND THEREFOR WILL NOT BE AVAILABLE FOR WORKING CAPITAL OR OTHER
GENERAL CORPORATE PURPOSES.

            The  proceeds  from  this  offering  will be used to repay  the $8.6 million  bridge loan from  Newcastle,  our  largest  stockholder,  plus  accrued interest on such loan.  Therefore,  most,  if not all,  of the  proceeds of this offering  will not be  available  to us for  working  capital  or other  general corporate purposes.

RISKS RELATING TO OUR COMMON STOCK:

OUR COMMON STOCK IS VOLATILE AND THE VALUE OF ANY INVESTMENT IN OUR COMMON STOCK
MAY FLUCTUATE.

            The  market  price for our common  stock has been,  and is likely to continue to be, highly  volatile.  The market for our common stock is subject to fluctuations as a result of a variety of factors,  including  factors beyond our control. These include:

            o   current  expectations  of our future revenue and earnings growth rates;

            o   changes in market valuations of similar companies;

            o   conditions or trends in the industry;

            o   general market and economic conditions; and

            o   other events or factors that are unforeseen.

            Our  common  stock  has  traded  on the  American  Stock  Exchange's
Emerging  Marketplace  under the symbol "HAF" since January 6, 1994.  During the past two years, the price per share of our common stock has ranged from a low of
$0.30 to a high of $0.90. See "Price Range of Common Stock."

SINCE WE DO NOT INTEND TO PAY  DIVIDENDS  ON SHARES OF OUR  COMMON  STOCK IN THE
FORESEEABLE  FUTURE, AN INVESTOR WILL ONLY SEE A RETURN ON HIS INVESTMENT IF THE
VALUE OF THE SHARES APPRECIATES.

            We currently expect to retain our future earnings, if any, to reduce debt and for use in the operation of our business.  We do not anticipate  paying any cash  dividends  on shares of our common  stock in the  foreseeable  future.
Therefore,  an investor will only see a return on his investment if the value of the shares appreciates.

                                       12

                                   OUR COMPANY

            Our company  engages in the sale of property and casualty  insurance
products.  Our  business  involves  (i)  marketing,   underwriting  and  premium
financing of  non-standard  personal  automobile  insurance  primarily in Texas,
Arizona and New Mexico, (ii) commercial  insurance in Texas, New Mexico,  Idaho,
Oregon and Washington,  (iii) third party claims  administration  and (iv) other insurance  related  services.  Our principal offices are located at 14651 Dallas
Parkway,  Suite 900,  Dallas,  Texas 75254,  and our  telephone  number is (972)
404-1637.

                                 USE OF PROCEEDS

            The gross proceeds from the exercise of the  subscription  rights in this offering will be approximately  $10.0 million.  We will use the proceeds of this offering to fully repay an $8.6 million loan, plus accrued interest on such loan,  made to us by Newcastle  during 2002 that is  evidenced by the  Newcastle
Notes with an annual interest rate of 11.75%, which notes are due by their terms in  September  2003.  The  proceeds  of the  Newcastle  Notes were used by us to purchase a note receivable from a major bank and the Commercial Lines Group from
Millers  Insurance  Company.  There can be no assurance  that we will be able to collect any  additional  amounts on the note  receivable;  however,  there is no balance sheet  exposure to us since we already  collected the amount we paid for the receivable.

            We intend to use the remaining  net proceeds,  if any, as additional working capital for our business and for other general corporate purposes.

                                       13

                                 CAPITALIZATION

            The  following  table sets forth our  summary  capitalization  as of
December 31, 2002 on an historical  basis and should be read in conjunction with our financial  statements and notes thereto  incorporated by reference into this prospectus.  The table also  includes  our  capitalization  on a pro forma basis assuming the completion of this offering and the use of the net proceeds for the repayment  of  the  Newcastle  Notes,  but  prior  to the  use of the  remaining proceeds. See "Use of Proceeds."

                                                            Actual     Pro Forma
                                                       (in thousands) (in thousands)

Cash and cash equivalents ..............................   $  8,453      $_____

Total debt (excluding advances for financed premiums)
Short-term debt ........................................      8,600           0
Long-term debt .........................................      1,803       1,803

            Total debt .................................   $ 10,403    $  1,803

Stockholders' equity:
      Common stock, $.03 par value, authorized
      100,000,000 shares, issued 11,855,610 ............   $    356      $_____
      Capital in excess of par value ...................     10,875       _____
      Retained (deficit) earnings ......................     (1,491)     (1,491)
      Accumulated other comprehensive income
      (loss) ...........................................       (162)       (162)
      Treasury stock, 806,477 shares, at cost ..........     (1,043)     (1,043)

            Total stockholders' equity .................      8,535       _____

Total capitalization ...................................   $ 18,938      $_____

                           PRICE RANGE OF COMMON STOCK

            Our common stock has traded on the American Stock Exchange  Emerging
Company Marketplace under the symbol "HAF" since January 6, 1994. On ____, 2003, the last trading day prior to our public  announcement of the proposed offering, the closing price of our common stock on the AMEX was $____ per share.  On ____,
2003, the record date for the offering, the closing price of our common stock on the AMEX was $_____ per share. On _______, 2003, the closing price of our common stock was $_____ per share.  The following  table shows the common  stock's high and low sales prices on the AMEX for the periods indicated.

            Period                                High Sale         Low Sale

            2001:

            First Quarter                         $    0.69          $   0.50
            Second Quarter                             0.65              0.50
            Third Quarter                              0.61              0.43
            Fourth Quarter                             0.60              0.40

            2002:

            First Quarter                         $    0.60          $   0.40
            Second Quarter                             0.60              0.40
            Third Quarter                              0.54              0.35
            Fourth Quarter                             0.70              0.30

                                       14

            2003:

            First Quarter                         $    0.75          $   0.50
            Second Quarter (through May __)       $    ____          $   ____

            On May 23,  2003 there were  approximately  160 record  holders  and approximately 560 beneficial stockholders of our common stock.

            We have never paid  dividends  on our common  stock and we intend to continue this policy for the foreseeable  future in order to retain earnings for development of our business.

                                  THE OFFERING

            Our Board of Directors  has proposed that we attempt to raise equity capital through this offering to all of our stockholders and to use the proceeds from the subscription of such rights to repay the Newcastle Notes. Any remaining proceeds  would be used for  working  capital  purposes.  The Board  declared  a dividend  of rights to  purchase  our  common  stock to  holders of record as of
_________,  2003. Through this prospectus,  we are offering the shares of common stock that rights holders may purchase upon exercising such subscription rights.

REASONS FOR THIS OFFERING

            In  approving  this  offering,  our  Board  of  Directors  carefully considered  our need for  additional  capital  and several  alternative  capital raising methods,  including a credit facility and a private  placement of equity securities.  The Board  also  considered  the  potential  change in  control  by
Newcastle and the potential dilution of the ownership  percentage of our current common stockholders caused by this offering.  While the ownership  percentage of our current common  stockholders  may decrease,  the Board  considered  that the magnitude of this dilution would be subject to, and dependent upon, the decision of each common  stockholder  whether to exercise their  subscription  rights for additional shares of our common stock in this offering.

            After  weighing the factors  discussed  above and the effect of this offering of generating  $10.0 million (less expenses related to the offering) in additional capital for us, the board of directors believes that this offering is the best  alternative  for capital  raising and is in the best  interests of our company and our stockholders. As described in "Use of Proceeds," the proceeds of this  offering  are  intended  to be used to repay the  Newcastle  Notes and any remaining  amounts will be used for additional  working capital for our business and other general corporate purposes.

            Our Board of Directors  believes that this offering will  ultimately strengthen our financial condition through generating  additional cash, reducing our indebtedness, and increasing our stockholders' equity. See "Use of Proceeds"
and  "Capitalization".  However,  our  board  of  directors  is not  making  any recommendation as to whether you should exercise your subscription rights.

SUBSCRIPTION RIGHTS

            Basic  Subscription  Privilege.  We  distributed  to the  holders of record of our common stock, at the close of business on  _______________,  2003, at no  charge,  one  nontransferable  subscription  right for each  share of our common  stock they own.  The  subscription  rights will be  evidenced  by rights certificates.  Each  subscription  right will  entitle  the  holder to  purchase
_______ shares of our common stock.  You are not required to exercise any or all of your subscription rights.

            If,  pursuant to your  exercise  of your  subscription  rights,  the number of shares of common  stock you are  entitled to receive  would  result in your receipt of fractional  shares, the aggregate number of shares issued to you will be rounded down to the nearest whole  number.  You will not receive cash in lieu of fractional shares.

                                       15

            Over-Subscription  Privilege.  Subject to the  allocation  described below,  each subscription  right also grants each subscription  rights holder an over-subscription  privilege to purchase  additional  shares of our common stock that are not  purchased  by other  rights  holders  pursuant to the other rights holders'  basic  subscription  privileges.  You are  entitled to  exercise  your over-subscription  privilege  only  if  you  exercise  your  basic  subscription privilege in full.

            If you wish to exercise your over-subscription privilege, you should indicate the number of additional  shares that you would like to purchase in the space  provided  on  your  subscription  certificate.  When  you  send  in  your subscription  certificate,  you must also send the full  purchase  price for the number of additional  shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege).
If the number of shares  remaining after the exercise of all basic  subscription privileges  is not  sufficient  to satisfy all requests  for shares  pursuant to over-subscription  privileges,  you will be allocated additional shares pro-rata
(subject to elimination of fractional shares), based on the number of shares you purchased  through the basic  subscription  privilege in proportion to the total number of  shares  that you and other  over-subscribing  stockholders  purchased through the basic subscription  privilege.  However, if your pro-rata allocation exceeds the number of shares you  requested  on your  subscription  certificate, then you will  receive  only the number of shares  that you  requested,  and the remaining  shares  from your  pro-rata  allocation  will be divided  among other rights holders exercising their over-subscription privileges.

            As soon as  practicable  after the expiration  date,  _____________, acting as our subscription  agent, will determine the number of shares of common stock that you may purchase  pursuant to the  over-subscription  privilege.  You will receive certificates representing these shares as soon as practicable after the  expiration  date and  after  all  pro-rations  and  adjustments  have  been effected.  If you request and pay for more shares than are  allocated to you, we will refund that overpayment,  without interest. In connection with the exercise of the over-subscription  privilege, banks, brokers and other nominee holders of subscription  rights who act on behalf of beneficial  owners will be required to certify  to us and to the  subscription  agent  as to the  aggregate  number  of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription  privilege, by each beneficial owner on whose behalf the nominee holder is acting.

SUBSCRIPTION PRICE

            The subscription price for a subscription right is $_____ per share.
The per share price equals ___% of the current  market price of our common stock determined  by averaging  the closing  price of our common stock on the AMEX for the ten preceding  trading days ending on ______,  2003. The subscription  price does not  necessarily  bear any  relationship  to our  past or  expected  future results of operations,  cash flows,  current financial  condition,  or any other established  criteria for value. No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of this offering.

DETERMINATION OF SUBSCRIPTION PRICE

            Our board of directors  set all of the terms and  conditions of this
offering,   including   the   subscription   price,   which  was  based  on  the
recommendation  of a special  committee of directors,  excluding those directors affiliated  with  Newcastle  who did  not  participate  (in  their  capacity  as directors)  in the  discussion,  consideration  or voting with  respect to these matters.  In  establishing  the  subscription  price,  our  board  of  directors considered the following factors:

            o  strategic alternatives for capital raising,

            o  the market price of our common stock,

                                       16

            o  the pricing of similar transactions,

            o  the amount of proceeds desired,

            o  our business prospects,

            o  our recent and anticipated operating results, and

            o  general conditions in the securities markets.

            We determined  the ___%  [premium]  [discount] to our current market price after taking into account the preceding factors. We did not seek or obtain any opinion of financial  advisors or  investment  bankers in  establishing  the subscription  price for the offering.  You should not consider the  subscription price as an  indication  of the value of our  company  or our common  stock.  We cannot  assure you that you will be able to sell  shares  purchased  during this offering  at a price  equal  to or  greater  than  the  subscription  price.  On
________, 2003, the closing sale price of our common stock was $____ per share.

EXPIRATION DATE, EXTENSIONS AND TERMINATION

            You may  exercise  your  subscription  right at any time before 5:00
p.m.,  New York  City  time,  on  ______,  2003,  the  expiration  date for this offering.  However,  we may  extend the  offering  period  for  exercising  your subscription  rights  from  time to time in our sole  discretion.  If you do not exercise your  subscription  rights before the expiration date, your unexercised subscription  rights will be null and void.  We will not be  obligated  to honor your exercise of  subscription  rights if the  subscription  agent  receives the documents  relating to your exercise  after the expiration  date,  regardless of when you  transmitted  the  documents,  unless you have timely  transmitted  the documents under the guaranteed delivery procedures described below.

            We have the sole  discretion to extend the expiration date from time to time by giving oral or written notice to the subscription  agent on or before the  scheduled  expiration  date.  If we elect to extend the  expiration of this offering,  we will issue a press release  announcing the extension no later than
9:00 a.m.,  New York City time, on the next business day after the most recently announced expiration date.

WITHDRAWAL AND AMENDMENT

            We reserve the right to withdraw or terminate  this  offering at any time for any reason. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds.

            We reserve the right to amend the terms of this offering. If we make an amendment that we consider significant, we will:

            o   mail notice of the amendment to all stockholders of record as of the record date;

            o   extend the expiration date by at least 10 days; and

            o   offer  all  subscribers  no less  than 10  days  to  revoke  any subscription already submitted.

            The extension of the expiration date will not, in and of itself,  be treated as a significant amendment for these purposes.

METHOD OF SUBSCRIPTION - EXERCISE OF SUBSCRIPTION RIGHTS

            You  may  exercise  your  subscription   rights  by  delivering  the
following to the  subscription  agent,  at or prior to 5:00 p.m.,  New York City time, on ______________, 2003, the date on which the rights expire:

            o   your properly completed and executed rights certificate with any
                required    signature    guarantees   or   other    supplemental
                documentation; and

            o   your full  subscription  price payment for each share subscribed
                for  under   your   basic   subscription   privilege   and  your
                over-subscription privilege.

You should read and follow the instructions  accompanying the rights certificate carefully.

                                       17

SIGNATURE GUARANTEE MAY BE REQUIRED

            Your signature on each rights  certificate  must be guaranteed by an eligible  institution such as a member firm of a registered  national securities exchange or a member of the National Association of Securities Dealers, Inc., or
from a commercial bank or trust company having an office or correspondent in the
United States,  subject to standards and procedures  adopted by the subscription agent, unless:

            o   your rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

            o   you are an eligible institution.

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT

            You  should  deliver  your  rights  certificate  and  payment of the subscription  price or, if  applicable,  notice of guaranteed  delivery,  to the subscription agent by one of the methods described below:

            If by mail, by hand or by overnight courier to: ____________________

            The subscription agent's telephone number is ______________________.

            You are  responsible  for the  method  of  delivery  of your  rights certificate(s)  with your subscription price payment to the subscription  agent.
If you send your rights  certificate(s)  and subscription price payment by mail, we recommend  that you send them by  registered  mail,  properly  insured,  with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this offering expires.

            Do not  send  your  rights  certificate(s)  and  subscription  price payment to us.  Your  delivery  to an address  other than the  address set forth above will not constitute valid delivery.

METHOD OF PAYMENT

            Your payment of the subscription  price must be made in U.S. dollars for  the  full  number  of  shares  of  common  stock  you are  subscribing  (or over-subscribing) for by either:

            o   check or bank draft (cashier's  check) drawn upon a U.S. bank or money order payable to the subscription agent; or

            o   wire   transfer  of   immediately   available   funds,   to  the
                subscription  account  maintained by the  subscription  agent at
                ______________________.

RECEIPT OF PAYMENT

            Your payment will be considered  received by the subscription  agent only upon:

            o   receipt and clearance of any uncertified check,

            o   receipt by the subscription agent of any certified check or bank draft drawn upon a United  States  bank,  any money order or any funds transferred by wire transfers, or

            o   receipt  of  good  funds  in the  subscription  agent's  account designated above.

            Please note that funds paid by  uncertified  personal check may take at least five business days to clear.  Accordingly,  if you wish to pay by means of an uncertified  personal check,  we urge you to make payment  sufficiently in advance of the expiration  date to ensure that the  subscription  agent receives cleared funds before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.

CALCULATION OF SUBSCRIPTION RIGHTS EXERCISED

            If you do not  indicate  the  number of  subscription  rights  being exercised,  or do not forward full payment of the total  subscription  price for the number of subscription  rights that you indicate are being  exercised,  then you will be deemed to have  exercised  your basic  subscription  privilege  with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent.

                                       18

YOUR FUNDS WILL BE HELD BY THE  SUBSCRIPTION  AGENT UNTIL SHARES OF COMMON STOCK
ARE ISSUED

            The  subscription  agent will hold your payment of the  subscription price payment in a segregated  account with other  payments  received from other rights  holders  until we issue  your  shares to you.  If this  offering  is not completed,  or we do not apply  your full  subscription  price  payment  to your purchase  of shares of our common  stock,  the  subscription  agent will  return promptly, without interest, all excess subscription payments.

NO REVOCATION

            Once you have exercised your  subscription  privileges,  you may not revoke your exercise.  Subscription rights not exercised prior to the expiration date of this offering will expire.

NON-TRANSFERABILITY OF THE SUBSCRIPTION RIGHTS

            Except in the limited  circumstances  described below,  only you may exercise the basic subscription  privilege and the over-subscription  privilege.
You may not  sell,  give  away or  otherwise  transfer  the  basic  subscription privilege or the over-subscription privilege.

            Notwithstanding  the foregoing,  you may transfer your rights to any affiliate of yours and your rights also may be  transferred by operation of law;
for example a transfer of rights to the estate of the  recipient  upon the death of the recipient would be permitted.  As used in this paragraph, an affiliate of yours shall mean any person (for this purpose,  a person includes a partnership, corporation or other legal entity such as a trust or estate) which controls,  is controlled by or is under common control with you. If the rights are transferred as permitted,  evidence  satisfactory to us that the transfer was proper must be received by us prior to the expiration date of this offering.

ISSUANCE OF STOCK CERTIFICATES

            Stock  certificates  for shares  purchased in this  offering will be issued as soon as practicable after the expiration date. Our subscription  agent will  deliver  subscription  payments  to us  only  after  consummation  of this offering  and the  issuance  of  stock  certificates  to our  stockholders  that exercised rights. Unless you instruct otherwise in your subscription certificate form, shares purchased by the exercise of subscription rights will be registered in the name of the person exercising the rights.

GUARANTEED DELIVERY PROCEDURES

            If you wish to exercise  your  subscription  rights,  but you do not have sufficient time to deliver the rights certificate evidencing your rights to the subscription  agent on or before the time your  subscription  rights expire, you may exercise your subscription  rights by the following  guaranteed delivery procedures:

            o   deliver your  subscription  price payment in full for each share you  subscribed  for under your  subscription  privileges in the manner  set  forth  in  "Method  of  Payment"  on page 15 to the subscription agent on or prior to the expiration date;

            o   deliver  the form  entitled  "Notice  of  Guaranteed  Delivery,"
                substantially in the form provided with the  "Instructions as to
                Use  of  Rights  Certificates"   distributed  with  your  rights
                certificates, at or prior to the expiration date; and

            o   deliver the properly  completed  rights  certificate  evidencing your  rights  being  exercised  and the related  nominee  holder certification,  if  applicable,  with  any  required  signatures guaranteed, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery.

            Your  Notice  of   Guaranteed   Delivery   must  be   delivered   in
substantially  the same form provided with the  Instructions as to Use of Rights
Certificates,  which will be  distributed  to you with your rights  certificate.
Your Notice of Guaranteed  Delivery must come from an eligible  institution,  or other eligible guarantee  institutions which are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

            In your Notice of Guaranteed Delivery, you must state:

            o   your name;

            o   the number of  subscription  rights  represented  by your rights certificates  and the number of shares of our  common  stock you are subscribing (and over-subscribing) for; and

                                       19

            o   your guarantee that you will deliver to the  subscription  agent any rights  certificates  evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

            You  may  deliver  your  Notice  of   Guaranteed   Delivery  to  the
subscription agent in the same manner as your rights certificates at the address set forth above  under " - Delivery  of  Subscription  Materials  and  Payment."
Alternatively,  you may  transmit  your  Notice of  Guaranteed  Delivery  to the subscription agent by facsimile transmission  (Facsimile No.: (___) ____-_____).
To confirm facsimile deliveries, you may call (___) ____________________.

            The information agent will send you additional copies of the form of
Notice of Guaranteed  Delivery if you need them.  Please call (__) __________ to request  any  copies  of the form of Notice of  Guaranteed  Delivery.  Banks and brokerage  firms  please call (___)  _____________  to request any copies of the form of Notice of Guaranteed Delivery.

DETERMINATIONS REGARDING THE EXERCISE OF YOUR SUBSCRIPTION RIGHTS

            We will decide all questions  concerning the  timeliness,  validity, form and  eligibility  of your  exercise  of your  subscription  rights  and our determinations will be final and binding. We, in our sole discretion,  may waive any defect or  irregularity,  or permit a defect or irregularity to be corrected within such time as we may determine.  We may reject the exercise of any of your subscription  rights because of any defect or irregularity.  We will not receive or accept any subscription  until all  irregularities  have been waived by us or cured by you within such time as we decide, in our sole discretion.

            Neither  we nor the  subscription  agent  will be under  any duty to notify you of any defect or  irregularity  in connection with your submission of rights  certificates  and we will not be liable for failure to notify you of any defect  or  irregularity.  We  reserve  the  right to reject  your  exercise  of subscription rights if your exercise is not in accordance with the terms of this offering or in proper form.  We will also not accept your  exercise of rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

            If you are given notice of a defect in your  subscription,  you will have five  business days after the giving of notice to correct it. You will not, however, be allowed to cure any defect later than 5:00 p.m., New York City time, on _______,  2003. We will not consider an exercise to be made until all defects have been cured or waived.

NOTICE TO BANKERS, TRUSTEES OR OTHER DEPOSITARIES

            If you are a broker,  a trustee or a depositary  for  securities who holds  shares  of our  common  stock for the  account  of others at the close of business on the record date, you should notify the respective  beneficial owners of such shares of this offering as soon as possible to find out their intentions with  respect  to  exercising  their  subscription  rights.  You  should  obtain instructions from the beneficial owners with respect to the subscription rights, as set forth in the  instructions we have provided to you for your  distribution to beneficial owners. If the beneficial owner so instructs,  you should complete the appropriate  rights  certificates and submit them to the subscription  agent with the  proper  payment.  If you  hold  shares  of our  common  stock  for the account(s)  of more than one  beneficial  owner,  you may exercise the number of subscription  rights  to  which  all such  beneficial  owners  in the  aggregate otherwise  would have been entitled had they been direct  record  holders of our common stock on the record date,  provided that you, as a nominee record holder, make a proper showing to the subscription  agent by submitting the form entitled
"Nominee Holder  Certification"  which we will provide to you with your offering materials.

                                       20

NOTICE TO BENEFICIAL OWNERS

            If you are a beneficial  owner of shares of our common stock or will receive  your  subscription  rights  through a broker,  custodian  bank or other nominee, we will ask your broker,  custodian bank or other nominee to notify you of this offering.  If you wish to exercise your  subscription  rights,  you will need to have your broker,  custodian  bank or other  nominee act for you. If you hold  certificates  of our common  stock  directly and would prefer to have your broker,  custodian bank or other nominee exercise your subscription  rights, you should contact your nominee and request it to effect the transaction for you. To indicate  your  decision with respect to your  subscription  rights,  you should complete and return to your  broker,  custodian  bank or other  nominee the form entitled  "Beneficial  Owner  Election  Form." You should receive this form from your broker,  custodian bank or other nominee with the other offering materials.
If you wish to obtain a separate  rights  certificate,  you should  contact  the nominee as soon as possible and request that a separate  rights  certificate  be issued to you.

SHARES OF COMMON STOCK OUTSTANDING AFTER THIS OFFERING

            Upon the  issuance  of the  shares of common  stock  offered in this offering, _________ shares of common stock will be issued and outstanding.  This would represent an approximate ___% increase in the number of outstanding shares of common stock.

EFFECTS OF OFFERING ON OUR STOCK OPTION PLANS AND OTHER PLANS

            As of May 23,  2003,  there were  outstanding  options  to  purchase
1,552,500  shares of our common stock issued or committed to be issued  pursuant
to  stock  options  granted  by  us.  None  of  the  outstanding   options  have
anti-dilution  or other provisions for adjustment to exercise price or number of shares which will be automatically  triggered by this offering. Each outstanding and  unexercised  option will remain  unchanged and will be exercisable  for the same number of shares of common stock and at the same  exercise  price as before this offering.

RELATIONSHIP WITH NEWCASTLE

            On November 1, 2002,  Newcastle  Partners,  L.P. provided an interim financing facility to us, whereby we could borrow up to $9,000,000.  On November
1, 2002, we borrowed $6,500,000 to purchase a note receivable from a major bank.
The  purchase  price of such note  receivable  was  determined  by  arm's-length negotiations between us and the bank. There is no material  relationship between the bank and us or any of our affiliates,  directors or officers. On December 3,
2002, we borrowed an  additional  $2,100,000  to purchase the  Commercial  Lines
Group from Millers Insurance  Company.  The note agreement  provides for a fixed interest  rate of 11.75%.  The unpaid  principal  balance and accrued and unpaid interest is due and payable on demand at any time after September 30, 2003.

            Mark E. Schwarz,  our Chairman and Chief Executive  Officer,  is the
managing member of Newcastle Capital Group, L.L.C., which is the general partner of Newcastle Capital  Management,  L.P., which in turn is the general partner of
Newcastle Partners, L.P.

            Newcastle Partners, L.P. also currently owns 5,334,001 shares of our common stock (including currently  exercisable options to purchase 50,000 shares of  common  stock),  which is equal to  approximately  48.1% of our  outstanding shares of common stock. Mark E. Schwarz is deemed to beneficially own all of the shares owned by Newcastle due to his affiliation  therewith.  Newcastle has been
offered   its  pro  rata   portion  of  the   subscription   rights   (including
over-subscription  privilege).  If our other  stockholders  purchase  all of the shares offered to them for sale, Newcastle will purchase its pro rata amount and would  continue to  beneficially  own  approximately  48.1% of our common  stock outstanding. If no stockholders other than Newcastle exercise their subscription rights, Newcastle will purchase up to __________ shares in the offering. In that case,  Newcastle's  ownership  interest  could  be  approximately  __%,  and the aggregate  ownership  interest  of  the  other  outstanding  stockholders  could decrease to approximately  __%. Even if some  stockholders  other than Newcastle exercise  their  rights,  Newcastle  could  still  obtain a  majority  ownership interest pursuant to its subscription  rights.  As a result,  Newcastle may have the voting  power to control  the  election  of our board of  directors  and the approval of other matters presented for consideration by the stockholders, which could  include  mergers,  acquisitions,  amendments  to our  charter and various corporate governance actions.

                                       21

INFORMATION AGENT

            We have appointed  ________________  as  information  agent for this offering.  We will pay the fees and certain  expenses of the information  agent, which we estimate will total $___________.  Under certain circumstances,  we may indemnify  the  information  agent from  certain  liabilities  that may arise in connection with this offering.

SUBSCRIPTION AGENT

            We have appointed  _________________  as subscription agent for this offering.  We will pay the fees and certain expenses of the subscription  agent, which we estimate will total  $_________.  Under certain  circumstances,  we may indemnify  the  subscription  agent from certain  liabilities  that may arise in connection with this offering.

FEES AND EXPENSES

            Other  than  for  fees  charged  by the  information  agent  and the subscription agent, you are responsible for paying any other commissions,  fees, taxes or  other  expenses  incurred  in  connection  with  the  exercise  of the subscription  rights.  Neither us, the  information  agent nor the  subscription agent will pay such expenses.

OTHER MATTERS

            We are not making this  offering in any state or other  jurisdiction in which it is unlawful to do so, nor are we selling or accepting  any offers to purchase any shares of our common stock from rights holders who are residents of those  states or other  jurisdictions.  We may delay  the  commencement  of this offering  in those  states or other  jurisdictions,  or change the terms of this offering,  in order to comply  with the  securities  law  requirements  of those states or other jurisdictions. We may decline to make modifications to the terms of this  offering  requested  by those states or other  jurisdictions,  in which case,  if you are a resident in those states or  jurisdictions,  you will not be eligible to participate in this offering.

            We will not be  required  to issue to you  shares  of  common  stock pursuant to this  offering if, in our  opinion,  you would be required to obtain prior  clearance or approval from any state or federal  regulatory  authority to own or control such shares if, at the time the subscription  rights expire,  you have not obtained such clearance or approval.

NO BOARD RECOMMENDATION

            An investment  in shares of our common stock must be made  according to each investor's evaluation of its own best interests.  Accordingly, our board of directors makes no  recommendation  to rights holders  regarding whether they should exercise their subscription rights.

IF YOU HAVE QUESTIONS ABOUT EXERCISING RIGHTS

            If you have  questions or need  assistance  concerning the procedure for exercising  subscription  rights,  or if you would like additional copies of this prospectus, the Instructions as to Use of Rights Certificates or the Notice
of  Guaranteed  Delivery,  you  should  contact  the  information  agent  or the subscription agent at the following addresses and telephone numbers:

                             The Information Agent:

                             _______________________
                             _______________________
                             ________________________
                         E-mail: _______________________
               Telephone for Stockholders: _______________________
        Telephone for Banks and Brokerage Firms: _______________________

                                       or

                                       22

                             The Subscription Agent:

                             _______________________
                             _______________________
                             ________________________
                         E-mail: _______________________
                       Telephone: _______________________

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

            The following  discussion is a summary of the material U.S.  federal income tax  consequences  of (i) the  dividend by us of  subscription  rights to holders  of common  stock that hold such  stock as a capital  asset for  federal income tax purposes,  and (ii) the exercise of such rights.  This  discussion is based on laws, regulations,  rulings and decisions in effect on the date of this prospectus,  all of which are  subject  to  change  (possibly  with  retroactive effect)  and to  differing  interpretations.  This  discussion  applies  only to holders that are U.S. persons,  which is defined as a citizen or resident of the
United States, a domestic partnership, a domestic corporation, any estate (other than a foreign  estate),  and any  trust so long as a court  within  the  United
States is able to exercise primary  supervision over the  administration  of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Generally,  for federal income tax purposes an estate is classified as a "foreign estate" based on the location of the estate assets, the country of the estate's  domiciliary  administration,  and the  nationality  and residency of the domiciliary's personal representative.

            This  discussion  does not  address  all  aspects of federal  income taxation  that  may  be  relevant  to  holders  in  light  of  their  particular circumstances  or to holders who may be subject to special tax  treatment  under the Internal Revenue Code of 1986, as amended,  including  holders of options or warrants,  holders who are dealers in  securities or foreign  currency,  foreign persons (defined as all persons other than U.S. persons),  insurance  companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common  stock as part of a hedge,  straddle,  conversion  or other risk reduction transaction,  or who acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

            We have not  sought,  and will not seek,  an opinion of counsel or a ruling from the  Internal  Revenue  Service  regarding  the  federal  income tax consequences  of the  distribution  of the rights or the related share issuance.
The following  summary does not address the tax consequences of the distribution of the rights or the related share issuance under foreign,  state,  or local tax laws.  ACCORDINGLY,  EACH  HOLDER OF COMMON  STOCK  SHOULD  CONSULT  ITS OWN TAX
ADVISOR WITH RESPECT TO THE PARTICULAR TAX  CONSEQUENCES OF THE  DISTRIBUTION OF
THE RIGHTS OR THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

            The federal income tax  consequences for a holder of common stock on the  receipt of  subscription  rights  and the  exercise  of such  rights are as follows:

            o   A holder will not recognize  taxable  income for federal  income tax  purposes in  connection  with the  receipt of  subscription rights.

            o   Except as provided in the following  sentence,  the tax basis of the  subscription  rights  received by a holder will be zero. If either (i) the fair market value of the  subscription  rights on the date such subscription rights are distributed is equal to at least 15% of the fair  market  value on such date of the  common stock with respect to which the subscription rights are received or (ii) the holder irrevocably  elects, by attaching a statement to its federal  income tax return for the taxable  year in which the  subscription  rights are received,  to allocate part of the tax basis of such common stock to the subscription  rights, then upon exercise of the subscription rights, the holder's tax basis in the common stock will be  allocated  between the common stock and the  subscription  rights in proportion to their  respective fair  market  values  on the date the  subscription  rights  are distributed.  A holder's  holding  period  for the  subscription rights received will include the holder's holding period for the common stock with respect to which the subscription  rights were
                received.   We  believe  that  the  fair  market  value  of  the
                subscription rights will not exceed 15% of the fair market value of the common stock to which the subscription rights relate.

                                       23

            o   A holder that allows the subscription  rights received to expire will not  recognize  any gain or loss,  and the tax basis of the common  stock owned by such  holder  with  respect to which such subscription  rights were  distributed  will be equal to the tax basis of such common stock immediately before the receipt of the subscription rights.

            o   A holder will not  recognize  any gain or loss upon the exercise of the subscription rights.

            o   The tax basis of the common stock acquired  through  exercise of the  subscription  rights will equal the sum of the subscription price for the common stock and the  holder's tax basis,  if any, in the subscription rights as described above.

            o   The  holding  period  for  the  common  stock  acquired  through exercise of the  subscription  rights will begin on the date the subscription rights are exercised.

                              PLAN OF DISTRIBUTION

            We are offering the shares of our common stock underlying the rights directly to you. We have not employed any brokers,  dealers or  underwriters  in connection  with the  solicitation  or exercise of  subscription  rights in this offering and no  commissions,  fees or discounts will be paid in connection with this  offering.  ___________ is acting as our  subscription  agent to effect the exercise  of the  rights and the  issuance  of the  underlying  shares of common stock.  Therefore,  we anticipate that our officers' and employees' role will be limited to:

            o   Responding  to inquiries of potential  purchasers,  provided the response is limited to information contained in the registration statement of which this prospectus is a part; and

            o   Ministerial and clerical work involved in effecting transactions pertaining  to the  sale  of the  common  stock  underlying  the rights.

            We intend to  distribute  and deliver this  prospectus by hand or by mail  only,  and not by  electronic  delivery.  Also,  we intend to use  printed prospectuses only, and not any other forms of prospectus.

            We have distributed to the holders of record of our common stock, at the close of business on  _________,  2003,  at no charge,  one  nontransferable
subscription   right  for  each  share  of  our  common  stock  they  own.  Each subscription  right is a right to purchase  ____ shares of our common  stock and carries  with  it  a  basic  subscription  privilege  and  an  over-subscription privilege.  The basic  subscription  privilege  of each  right  entitles  you to purchase _____ shares of our common stock at a subscription  price of $_____ per share.  You may  exercise  any number of your  subscription  rights,  or you may choose not to exercise  any  subscription  rights.  We will not  distribute  any fractional shares or pay cash in lieu of fractional  shares, but will round down the aggregate  number of shares you are entitled to receive to the nearest whole number.

            We do not expect that all of our  stockholders  will exercise all of their basic subscription privileges. By extending  over-subscription  privileges to our  stockholders,  we are providing  stockholders that exercise all of their basic subscription privileges with the opportunity to purchase those shares that are not purchased by other stockholders.

            If you wish to exercise your over-subscription privilege, you should indicate the number of additional  shares that you would like to purchase in the space  provided  on  your  subscription  certificate.  When  you  send  in  your subscription  certificate,  you must also send the full  purchase  price for the number of additional  shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege).
If the number of shares  remaining after the exercise of all basic  subscription privileges  is not  sufficient  to satisfy all requests  for shares  pursuant to over-subscription  privileges,  you will be allocated additional shares pro-rata
(subject to elimination of fractional shares), based on the number of shares you purchased  through the basic  subscription  privilege in proportion to the total number of  shares  that you and other  over-subscribing  stockholders  purchased through the basic subscription  privilege.  However, if your pro-rata allocation exceeds the number of shares you  requested  on your  subscription  certificate,

                                       24

then you will  receive  only the number of shares  that you  requested,  and the remaining  shares  from your  pro-rata  allocation  will be divided  among other rights holders exercising their over-subscription privileges.

            As   soon   as    practicable    after    the    expiration    date,
_______________________, acting as our subscription agent, and we will determine the  number of shares of common  stock  that you may  purchase  pursuant  to the over-subscription  privilege.  You will receive certificates  representing these shares as soon as practicable  after the expiration date. If you request and pay for more shares  than are  allocated  to you,  we will refund that  overpayment, without  interest.  In  connection  with the  exercise of the  over-subscription privilege,  banks,  brokers and other nominee holders of subscription rights who act on behalf of beneficial  owners will be required to certify to us and to the subscription  agent as to the aggregate number of subscription  rights that have been  exercised,  and the  number  of  shares  of  common  stock  that are being requested through the over-subscription  privilege,  by each beneficial owner on whose behalf the nominee holder is acting.

            We will pay  _____________,  the information  agent, a fee of $_____
plus expenses,  and _____________,  the subscription agent, a fee of $_____ plus expenses,  for their  services in connection  with this  offering.  We also have agreed to indemnify under certain  circumstances  the information  agent and the subscription  agent from any liability  they may incur in  connection  with this offering.

            We expect that shares of our common  stock  issued upon the exercise of  subscription  rights will be traded on the American Stock Exchange  Emerging
Company  Marketplace  under the  symbol  "HAF," the same  symbol  our  currently outstanding shares of common stock now trade.

                                  LEGAL MATTERS

            The validity of the shares of common stock offered  hereby,  and the description in this  prospectus of the U.S.  federal income tax  consequences of this offering,  will be passed upon for us by Olshan  Grundman Frome  Rosenzweig
& Wolosky LLP, New York, New York.

                                     EXPERTS

            The  consolidated   financial   statements  of  Hallmark   Financial
Services,  Inc.  at December  31,  2002 and 2001,  and for the years then ended, appearing  in our annual  report on Form 10-KSB for the year ended  December 31,
2002 have been audited by  PricewaterhouseCoopers  LLP, independent accountants, as set  forth  in their  report  thereon  included  therein.  Such  consolidated financial  statements are incorporated herein by reference in reliance upon such report  given  on the  authority  of such  firm as  experts  in  accounting  and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

            We are subject to the  informational  requirements of the Securities
Exchange Act of 1934.  Accordingly,  we file reports, proxy statements and other information  with the SEC. You may read and copy any materials that we file with the  SEC  at  the  SEC's  Public  Reference  Room  at 450  Fifth  Street,  N.W.,
Washington,  D.C.  20549 upon  payment of the  prescribed  fees.  You may obtain information on the operation of the Public  Reference Room by calling the SEC at
1-800-SEC-0330.  The SEC also maintains an Internet site that contains  reports, proxy and information  statements and other materials that are filed through the
SEC's Electronic Data Gathering,  Analysis, and Retrieval, or EDGAR, system. You can access this web site at  HTTP://WWW.SEC.GOV.  Our common  stock is listed on the American Stock  Exchange  Emerging  Capital  Markets.  These reports,  proxy statements and other  information  can also be read and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

            The SEC allows us to  "incorporate  by reference" the information we file with the SEC. This permits us to disclose  important  information to you by referencing  these  filed  documents.  Any  information  referenced  this way is

                                       25

considered part of this prospectus, and any information filed with the SEC after the date on the cover of this prospectus will  automatically be deemed to update and supercede this information. We incorporate by reference the documents listed below and any future  filings made by us with the SEC file number  0-16090 under
Sections  13(a),  13(c),  14 or 15(d) of the Exchange  Act of 1934,  as amended, until all of the securities described in this prospectus are sold:

            o   our annual report on Form 10-KSB for the year ended December 31,
                2002,

            o   our  quarterly  report on Form 10-QSB for the period ended March
                31, 2003,

            o   our current report on Form 8-K, filed on January 29, 2003,

            o   our current report on Form 8-K/A, filed on February 14, 2003,

            o   our current report on Form 8-K/A, filed on April 14, 2003,

            o   our current report on Form 8-K/A, filed on May 13, 2003, and

            o   the description of our common stock contained in our resignation statement  on Form  8-A  filed  with  the  SEC on July 8,  1992, including  all  amendments  and  reports  filed for  purposes of updating such description.

            This  prospectus is part of a registration  statement filed with the
SEC.  This  prospectus  does not contain all the  information  contained  in the registration statement. The full registration statement can be obtained from the
SEC.  This  prospectus  contains a general  description  of our  company and the securities being offered for sale. You should read this prospectus together with the additional information incorporated by reference.

            You can request a copy of any document  incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following:

                        Hallmark Financial Services, Inc.
                         14651 Dallas Parkway, Suite 900
                               Dallas, Texas 75254
                 Attention: Timothy A. Bienek, President and COO
                            Telephone: (972) 404-1637

                           FORWARD-LOOKING STATEMENTS

            We believe that certain  statements  contained  or  incorporated  by reference in this prospectus are "forward-looking statements" within the meaning of the  Private  Securities  Litigation  Reform  Act of 1995 and are  considered prospective.  The following  statements  are or may  constitute  forward-looking statements within the meaning of the Private Securities Litigation Reform Act of
1995:

            o   statements  before,  after or including the words "may," "will,"
                "could," "should," "believe,"  "expect," "future,"  "potential,"
                "anticipate,"  "intend," "plan," "estimate" or "continue" or the negative or other variations of these words, and

            o   other statements about matters that are not historical facts.

            We may be  unable to  achieve  the  future  results  covered  by the forward-looking  statements.  The statements are subject to risks, uncertainties and other factors that could cause actual results to differ  materially from the future results that the statements  express or imply. See "Risk Factors" on page
6. Please do not put undue reliance on these forward-looking  statements,  which speak only as of the date of this prospectus.

                                       26

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            The following is an itemization  of all expenses  (subject to future contingencies)  incurred or to be incurred by us in connection with the issuance and distribution of the securities being offered.  All items below are estimates other than the Securities and Exchange Commission  registration fee and the AMEX listing fee. Hallmark Financial Services, Inc. will pay all of such expenses.

            Securities and Exchange Commission registration fee      $ 809.00
            AMEX listing fee.....................................           *
            Printing and engraving expenses......................           *
            Accounting fees and expenses.........................           *
            Legal fees and expenses..............................           *
            Subscription Agent fees and expenses.................           *
            Information Agent fees and expenses..................           *
            Miscellaneous........................................           *
                                                                  ------------
                        Total....................................  $        *
                                                                  ============

* To be completed by amendment.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            The Nevada General Corporation Law ("NGCL") provides that a director or officer of a corporation  will not be personally  liable for monetary damages for breach of that individual's fiduciary duties as a director or officer except for  liability  for (1) any act or omission  constituting  a breach of fiduciary duties as a director  or officer  and when (2) breach of those  duties  involved intentional  misconduct,  fraud or a knowing violation of law. Under the NGCL, a corporation may indemnify directors and officers, as well as other employees and individuals, to any threatened, pending or completed action, suit or proceeding, except an action  by or in the right of the  corporation,  by reason of the fact that he is or was a director, officer, employee or agent of the corporation. The termination of any action,  suit or proceeding by judgment,  order,  settlement, conviction  or upon a plea of nolo  contendere or its  equivalent,  does not, of itself,  create a presumption that the person did not act in good faith and in a manner  which  he  reasonably  believed  to be in or not  opposed  to  the  best interests of the  corporation,  or that,  with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

            The NGCL further provides that  indemnification  may not be made for any claim as to which such a person has been  adjudged  by a court of  competent jurisdiction,  after  exhaustion of all appeals  therefrom,  to be liable to the corporation  or for amounts paid in  settlement to the  corporation,  unless and only to the  extent  that the court in which the  action or suit was  brought or other court of competent  jurisdiction  determines upon application that in view of all the  circumstances  of the case,  the  person is  fairly  and  reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action,  suit or  proceeding  or in defense of any claim,  issue or matter therein,  the corporation shall indemnify him  against  expenses,  including  attorneys'  fees,  actually  and  reasonably incurred by him in connection  with the defense.  The NGCL provides that this is not  exclusive of other  rights to which those  seeking  indemnification  may be entitled  under any bylaw,  agreement,  vote of  stockholders  or  disinterested directors or otherwise.

                                      II-1

            The  Registrant's   articles  of  incorporation   provide  that  the
directors and officers will not be  personally  liable to the  Registrant or its stockholders  for  monetary  damages  for  breach of their  fiduciary  duty as a director or officer,  except for  liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the NGCL.  The  Registrant's  bylaws provide that the  Registrant is required to indemnify its directors and officers to the fullest extent permitted by law. The Registrant's bylaws also require the
Registrant to advance  expenses  incurred by a director or officer in connection with the  defense of any  proceeding  upon  receipt of an  undertaking  by or on behalf  of the  director  or  officer  to repay the  amount if it is  ultimately determined by a court of competent  jurisdiction  that he or she is not entitled to be indemnified by the  Registrant.  The  Registrant's  bylaws also permit the
Registrant to purchase and maintain errors and omissions  insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity.

ITEM 16.    EXHIBITS.

Exhibit #               Description
---------               -----------

3.1                Articles  of  Incorporation  of the  Registrant,  as  amended
                   (incorporated   by   reference   to   Exhibit   3(a)  to  the
                   Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993).

3.2                By-Laws  of  the  Registrant,  as  amended  (incorporated  by reference to Exhibit 3(b) to the  Registrant's  Annual Report
                   on Form 10-KSB for the fiscal year ended December 31, 1993).

4.1                Specimen certificate for Common Stock, $.03 par value, of the
                   Registrant  (incorporated  by  reference  to Exhibit 4 to the
                   Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1991).

4.2**              Form of Subscription Rights Certificate.

5.1***             Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

23.1**             Consent of PricewaterhouseCoopers LLP.

23.2**             Consent of Deloitte & Touche LLP.

23.3***            Consent of Olshan  Grundman Frome  Rosenzweig & Wolosky LLP
                   (included in opinion filed as Exhibit 5.1).

24.1*              Power of Attorney (included on signature page hereto).

99.1**             Form of Instructions as to Use of Rights Certificates.

99.2**             Form of Notice of Guaranteed Delivery for Rights Certificate.

99.3**             Form of Letter to Security Holders Who Are Record Holders.

99.4**             Form of Letter to Securities Dealers, Commercial Banks, Trust
                   Companies and Other Nominees.

99.5**             Form  of  Letter  to  Clients  of  Security  Holders  Who Are
                   Beneficial Holders.

99.6**             Form of Nominee Holder Certification Form.

99.7**             Beneficial Owner Election Form.

99.8**             Substitute  Form W-9 (including  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).

99.9***            Subscription  Agency  Agreement  between  Hallmark  Financial
                   Services, Inc. and ______.

                                      II-2

------------------------

*     Previously filed
**    Filed herewith
***   To be filed by amendment

ITEM 17.    UNDERTAKINGS.

            (a) The undersigned Registrant hereby undertakes:

                 (1) To file,  during  any  period in which  offers or sales are
            being  made,  a  post-effective   amendment  to  this   Registration
            Statement  to include any material  information  with respect to the plan of distribution  not previously  disclosed in the  Registration
            Statement  or  any  material  change  to  such  information  in  the
            Registration Statement;

                 (2) That,  for the purpose of determining  any liability  under the Securities Act of 1933, each  post-effective  amendment shall be deemed to be a new registration statement relating to the securities offered  therein,  and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof; and

                 (3) To remove from  registration  by means of a  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned  registrant hereby undertakes that, for purposes of determining  any liability  under the Securities Act of 1933,  each filing of the  registrant's  annual  report  pursuant  to  Section  13(a)  or 15(d) of the
Securities  Exchange  Act of 1934  (and,  where  applicable,  each  filing of an employee  benefit  plan's  annual  report  pursuant  to  Section  15(d)  of  the
Securities  Exchange  Act of 1934) that is  incorporated  by  reference  in this
Registration  Statement  shall  be  deemed  to be a new  registration  statement relating to the securities offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as  indemnification  for  liabilities  arising under the
Securities Act of 1933 may be permitted to directors,  officers and  controlling persons of the Registrant  pursuant to the foregoing  provisions,  or otherwise, the  Registrant  has been  advised  that in the  opinion of the  Securities  and
Exchange  Commission such  indemnification is against public policy as expressed in the Act and is,  therefore,  unenforceable.  In the  event  that a claim  for indemnification  against  such  liabilities  (other  than  the  payment  by  the
Registrant of expenses  incurred or paid by a director,  officer or  controlling person  of the  Registrant  in the  successful  defense  of an  action,  suit or proceeding)  is  asserted by such  director,  officer or  controlling  person in connection with the securities being registered,  the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit  to a  court  of  appropriate  jurisdiction  the  question  whether  such indemnification  by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-3

                                   SIGNATURES

            Pursuant to the  requirements  of the  Securities  Act of 1933,  the
Registrant certifies that it has reasonable grounds to believe that it meets all of the  requirements  for filing on Form S-3 and has duly caused this  Amendment
No.  1 to  the  Registration  Statement  to be  signed  on  its  behalf  by  the undersigned,  thereunto duly authorized,  in the City of Dallas, State of Texas, on the 30th day of May, 2003.

                                        HALLMARK FINANCIAL SERVICES, INC.

                                        By: /s/ Mark E. Schwarz
                                            -------------------------------
                                            Mark E. Schwarz
                                            Chairman and Chief Executive Officer

            Pursuant to the  requirements  of the Securities  Act of 1933,  this
Amendment No. 1 to the  Registration  Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                Title                                 Date
---------                                -----                                 ----

/s/ Mark E. Schwarz             Chairman, Chief Executive Officer and      May 30, 2003
--------------------------      Director (principal executive officer)
Mark E. Schwarz

      *                         President, Chief Operating Officer         May 30, 2003
-------------------------       and Director
Timothy A. Bienek

      *                         Vice President (principal financial        May 30, 2003
-------------------------       and accounting officer)
Scott K. Billings

      *                         Director                                   May 30, 2003
------------------------
James H. Graves

      *                         Director                                   May 30, 2003
------------------------
George R. Manser

      *                         Director                                   May 30, 2003
------------------------
Scott T. Berlin

   *  Executed by Mark E. Schwarz, as attorney-in-fact

                                      II-4